Exhibit 99(b)

For More Information:

Laurie Scarborough
Investor Relations
502/580-1037
E-MAIL:  lscarborough@humana.com


Greg Donaldson
Public Affairs
502/580-3683
E-MAIL: gdonaldson@humana.com



IN SUPPORT OF LONG-TERM STRATEGY,  HUMANA ANNOUNCES ACQUISITION
   OF ONE OF THE NATION'S MOST DISTINGUISHED HMOs, CHOICECARE
                  CORPORATION OF CINCINNATI



 Acquisition makes Humana the leader in Cincinnati and vicinity, with attractive platform for further expansion in Ohio


 ChoiceCare brings superb record of quality and service; one of only two plans nationally to be named to Sachs Honor Roll in 1996 and 1997



  Humana adds a total of 1.4 million members and over $1.5 billion in annual premium revenues through ChoiceCare, PCA acquisitions;
     company strengthens leadership in Florida, Texas and Ohio



 	LOUISVILLE, KY (June 5, 1997) -- Humana Inc. (NYSE: HUM) announced today that it has reached a definitive agreement with ChoiceCare Corporation, the largest health maintenance organization (HMO) in Cincinnati, under which Humana will purchase all of ChoiceCare's outstanding shares of common stock for $16.38 per share, or a total consideration of $250 million in cash.

	ChoiceCare serves more than 245,000 members, offering HMO, point-of-service and administrative services products. The combined companies will have about 310,000 members in the Greater Cincinnati area.

	"Speaking on behalf of the entire Humana management team, we are deeply gratified to be able to join forces with ChoiceCare, an organization that is an outstanding leader in Cincinnati and one of the most distinguished and respected HMOs in America," said David A. Jones, Humana's Chairman and Chief Executive
Officer. "ChoiceCare's emphasis on quality, service and caring could not fit better with the values on which we have built
Humana, and I look forward to a long partnership that will only deepen and expand the many accomplishments of one of the 'crown jewels' in our industry," Mr. Jones added.

	Gregory H. Wolf, Humana's President and Chief Operating Officer, added, "ChoiceCare is a very successful company with an extraordinary franchise in the Cincinnati market. As such, it fits perfectly into our overall corporate strategy of targeting key local markets where we can have the critical mass, purchasing power and brand-name recognition that are crucial to leadership. By combining with ChoiceCare, the plan of choice for members, providers and employers, we will move to a leadership position in Cincinnati and -- just as important -- establish a platform for growth across Ohio, where we see significant potential."

	"With the acquisition of Physician Corporation of America (PCA) earlier this week, we have now taken two major steps to advance our long-term business strategy and build value for our shareholders," Mr. Wolf added.

	In April, ChoiceCare was identified as one of only thirteen health plans named to Sachs HMO Honor Roll for 1997. The Sachs Group announced ChoiceCare's place on the honor roll following a comprehensive survey of 215 plans and 90,000 members located in 30 different markets. ChoiceCare is one of only two plans in the country awarded this recognition two consecutive years. In addition, it was the first Cincinnati plan to receive three-year full accreditation from the National Committee for Quality Assurance.

	"Today is a momentous day in the history of ChoiceCare, as we join together with Humana and renew our commitment to deliver the highest quality care to our members," said Daniel Gregorie, M.D., Chief Executive Officer of ChoiceCare. "Humana brings to us a national scope that we have long desired, plus an unswerving commitment to quality, service and caring for its members. I am very confident that our combined vision will lead to even greater achievements in the years ahead."

        Of ChoiceCare's 245,000 total members, about 195,000 are in commercial plans and 50,000 are in administrative service products. Mr. Wolf said that among the early strategic priorities for the combined companies will be to accelerate the growth of Humana's Medicare and specialty products, and to broaden ChoiceCare's penetration in small group and national employer accounts.

	This transaction will require approval by ChoiceCare shareholders and certain regulatory authorities. On closing, ChoiceCare will become a wholly owned subsidiary of Humana. Completion of the transaction is expected in the fall of this year.

        As a result of the ChoiceCare and PCA transactions, Humana received a commitment from Chase Manhattan Bank to provide a new
$1.5 billion revolving credit facility, a portion of which will be used to finance the transactions.

	Humana, headquartered in Louisville, Ky., is one of the nation's largest publicly-traded managed health care companies with more than 4.7 million health plan members primarily located in 17 states. Humana offers coordinated heath care through a variety of delivery systems -- health maintenance organizations, preferred provider organizations, point-of-service plans, administrative services products and medical savings accounts -- to employer groups, government-sponsored plans and individuals. More information about Humana is available on the Internet at http://www.humana.com.

	This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Humana's Annual Report on Form 10-K filed with the Securities and Exchange
Commission for the year ended December 31, 1996.

                            HUMANA INC.
           CHOICECARE and PHYSICIAN CORPORATION OF AMERICA
                            FACT SHEET

                      Humana         PCA       ChoiceCare      Combined

Premiums
(Latest 12 months)  $6.9 billion  $1.3 billion  $0.3billion   $8.5 billion



Medical Membership:

By State --

Florida               1,128,500        324,200        --        1,452,700

Texas                   336,800        323,100        --          659,900

Ohio                    100,800          --         232,700       333,500

Other                 3,202,000        490,900       12,700     3,705,600

                      4,768,100      1,138,200      245,400     6,151,700

By Product --

Commercial            2,577,800        480,400      195,700     3,253,900

Medicaid                 53,200        597,600         --         650,800

Medicare risk           374,200         60,200         --         434,400

CHAMPUS               1,103,100           --           --       1,103,100

Medicare supp.           93,500           --           --          93,500

Admin. services         566,300           --         49,700       616,000

                      4,768,100      1,138,200      245,400     6,151,700

